Exhibit 99.1


               Gastar Exploration Announces Completion
                  of Donelson #3 and Wagner #1 Wells


    HOUSTON--(BUSINESS WIRE)--July 2, 2007--Gastar Exploration Ltd. (AMEX:GST) and (TSX:YGA) announced today completion results for the Donelson #3 and Wagner #1 deep Bossier wells. The Donelson #3 well has been completed in a single Bossier zone and placed on sales at an initial restricted gross rate of approximately 10.6 MMCFD and 11,300 psi flowing casing pressure on a 14/64ths' inch choke. The Wagner #1 well has also been completed in a single Bossier zone and has tested at an initial restricted gross sales rate of 7.25 MMCFD and 5,500 psi flowing casing pressure on a 14/64ths' inch choke. Both wells are producing at restricted rates due to temporarily high pipeline pressures downstream from Gastar's sales point. When these restrictions are removed, well tests indicate that both wells are capable of higher gross sales rates. At the current restricted rates, daily gross sales volumes in the Bossier have increased by approximately 85% with the addition of these two wells to sales. Gastar has a 67% working interest and an approximate 50.0% net revenue interest in the Donelson #3 well and a 50% working interest and an approximate 37.5% net revenue interest in the Wagner #1 well.

    Commenting on the results and on-going operations, J. Russell Porter, Gastar's President & CEO, stated, "These are excellent results especially considering that both completions are from single Bossier zones and both wells are currently unable to flow at their full potential due to higher than normal pipeline pressures in the area. We are finalizing plans to add additional Bossier completions to the Donelson #3 well over the course of the next several months as well as additional future completions at a later date in the Wagner #1 well. In addition, we are finalizing initial completion efforts on the John Parker #3 Knowles Limestone well, which has been delayed due to weather."

    Gastar Exploration Ltd. is an exploration and production company focused on finding and developing natural gas assets in North America and Australia. The Company pursues a balanced strategy combining select higher risk, deep natural gas exploration prospects with lower risk coal bed methane (CBM) development. The Company owns and operates exploration and development acreage in the Deep Bossier gas play of East Texas. Gastar's CBM activities are conducted within the Powder River Basin of Wyoming and upon the approximate 3.0 million gross acres controlled by Gastar and its joint development partners in Australia's Gunnedah Basin (PEL 238) and Gippsland Basin (EL 4416) located in New South Wales and Victoria, respectively.

    Safe Harbor Statement and Disclaimer:

    This Press Release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. A statement identified by the words "expects", "projects", "plans", and certain of the other foregoing statements may be deemed forward-looking statements. Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this press release. These include risks inherent in the drilling of natural gas and oil wells, including risks of fire, explosion, blowout, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks inherent in natural gas and oil drilling and production activities, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; risks with respect to oil and natural gas prices, a material decline in which could cause the Company to delay or suspend planned drilling operations or reduce production levels; and risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in natural gas and oil prices and other risk factors described in the Company's Annual Report on Form 10-K, as filed on March 27, 2007 with the United States Securities and Exchange Commission at www.sec.gov and on the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com.

    The American Stock Exchange and Toronto Stock Exchange have not reviewed and do not accept responsibility for the adequacy or accuracy of this release.


    CONTACT: Gastar Exploration Ltd.
             J. Russell Porter, 713-739-1800
             rporter@gastar.com
             or
             Michael A. Gerlich, 713-739-1800
             mgerlich@gastar.com
             Fax: 713-739-0458
             www.gastar.com